Exhibit 10.1
August 26, 2016

Dear Mala:
Congratulations! Please accept our offer to become part of EA’s rich game making history and future.
I am pleased to offer you a regular full-time position with Electronic Arts as a Senior Vice President, Chief Human Resources Officer. Your base salary will be $425,000.00 annualized, minus applicable deductions. You will be reporting to Andrew Wilson, Chief Executive Officer based out of EA’s Redwood Shores office.

Discretionary Bonus Program

As an exempt EA employee, you will be eligible to participate in our discretionary bonus program. Your discretionary bonus target will be 75% of your salary. Bonus payments are calculated and paid based on the achievement of various individual, business unit and/or company performance objectives, as established and evaluated by EA, in its sole discretion. You must be employed by EA by January 15th of the current fiscal year to be eligible for a bonus for the current bonus period. For those who have been employed for less than 1 year, bonus payments are prorated based on actual months of employment. The specific terms and conditions applicable to your individual participation in the bonus program will be based on your position within EA and are subject to change at EA’s sole discretion. You must be actively employed by EA at the time bonuses are paid to receive a bonus payment.
Sign-On Bonus Payment

EA will provide you a one-time cash bonus payment of $200,000.00, minus applicable taxes (“Sign-On Bonus Payment”), within 30 days of the start date. If you voluntarily leave your employment with EA or are terminated for any reason other than a reduction in force that eliminates your job position (a) prior to the one year anniversary of your start date, you agree to repay to EA the full gross amount of the Sign-On Bonus Payment; or
(b) on or after the one year anniversary of your start date and prior to the second anniversary of your start date, you agree to pay EA an amount equal to a pro-rata portion (days remaining in the two year period/730 days) of the gross Sign-On Bonus Payment. Re-payment of any amounts owing to EA with respect to the Sign-On Bonus Payment must be made to EA upon your last day of employment.

Restricted Stock Units

EA’s Compensation Committee (“Committee”) approved the grant of a one-time equity award, consisting of RSUs with a grant date value of $2,000,000.00 to be granted under, and subject to the terms and conditions of EA’s 2000 Equity Incentive Plan, as amended (the “Plan”), as well as the terms and conditions of the applicable RSU agreement, which will be provided to you as soon as practicable after the grant date and which you will be required to sign or accept in accordance with EA’s acceptance procedures. The number of RSUs granted to you will be calculated by dividing $2,000,000.00 by the closing price of EA’s common stock on the grant date and rounding down to the nearest whole share. Except as otherwise provided below, the RSUs will vest and become non-forfeitable (assuming your continued active employment with EA on each vesting date) as follows: one-third (1/3) on each of the first, second and third year anniversaries of the grant date. The Committee typically grants RSUs on the 16th day of each month or on the next business day following this date when it falls on a weekend or holiday; however, the date on which the Committee acts could be later depending on a variety of factors, including the proximity of your start date to the 16th. You will receive more details regarding the RSUs from Stock Administration Services after the grant date.

EA may, in its sole discretion, decide to deliver any documents related to the RSUs and current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the EA or a third party designated by EA.
Executive Benefits

In addition to the above, as a Senior Vice President, you will be eligible for certain executive benefits, including but not limited to our Deferred Compensation Plan, Enhanced Long-Term Disability Benefits, our Key Employee Continuity Plan (which provides enhanced severance upon qualifying termination in connection with a change in control) and annual executive physicals. In order to participate in the Deferred Compensation Plan, you must enroll within thirty (30) days of your hire. Additional information regarding the Deferred Compensation Plan and other executive benefits will be provided to you upon your hire.

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In the course of your work, you will have access to proprietary materials and concepts. Our offer is contingent upon you returning a signed copy of Electronic Arts’ New Hire/Proprietary Information Agreement, which is attached. A signed copy of the agreement will be available for you to download once you have submitted it back to EA.
This offer of employment is also contingent upon you providing Electronic Arts with proof that you have the legal right to work in the United States. This will be handled as part of your New Hire Orientation process.
In addition, you may be subject to a background check based on your position. If applicable, you will receive a written notice under separate cover, and this offer is contingent upon the results of such check being acceptable to EA.

This offer letter contains the entire understanding between you and Electronic Arts as to the terms of your employment offer and specifically supersedes all previous discussions you may have had with anyone at Electronic Arts regarding those terms.
This offer of employment is valid for five business days from your receipt of this letter. If you have not accepted by this date, we will assume that you have declined the offer.
If you accept this offer, please sign below and submit all pages of the original offer letter to the Talent Acquisition Representative from whom you received the offer electronically. A digital copy of the signed offer letter will be available to you once you have submitted it back to EA.
New Hire Orientation takes place on your first day. Prior to your start date, you will receive an email containing information on where and when you need to report. In addition, you will be sent a new hire package containing all of the necessary forms you need on your first day. Please complete all the required paperwork and bring it with you on your first day.
We are excited to have you join our team and help us be the place where GREAT people create and deliver GREAT games.
If you have any questions regarding this offer, please feel free to contact your Talent Acquisition Representative.

Sincerely,

/s/ Andrew Wilson
Chief Executive Officer
Electronic Arts

Accepted by candidate: /s/ Mala Singh        Date: 8/27/16

Anticipated Start Date: 10/31/16
(Start Date must be a Monday)